BLACKROCK GLOBAL OPPORTUNITIES EQUITY TRUST

                               FILE NO. 811-21729

                      ITEM NO. 77M (MERGERS) -- ATTACHMENT

During the fiscal semi-annual period ending October 31, 2009, BlackRock Global Opportunities Equity Trust (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of each of BlackRock Global Equity Income Trust ("BFD") and BlackRock World Investment Trust ("BWC"), File Nos. 811-22006 and 811-21800, respectively.

The Boards of Directors of the Registrant, BFD and BWC each unanimously approved the Reorganization, and the proposal which provides for the acquisition of all of the assets and certain stated liabilities of BFD and BWC by the Registrant in exchange for shares of the Registrant; the distribution of such shares to the respective shareholders of BFD and BWC in complete liquidation thereof.

On February 10, 2009, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-157207) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of BFD and BWC. Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on March 26, 2009 followed by a filing on Form 497 on March 30, 2009. The N-14 Registration Statement as so amended was declared effective by the Commission on March 27, 2009.

On June 30, 2009, the shareholders of BFD and BWC approved the Reorganization at a special meeting of shareholders held for that purpose. On July 27, 2009 (the "Reorganization Date"), pursuant to the Agreement, BFD transferred net assets valued at $454,566,846 to the Registrant and received in exchange 24,803,887 newly-issued shares of common stock of the Registrant. Also on the Reorganization Date, pursuant to the Agreement, BWC transferred net assets valued at $570,536,775 to the Registrant and received in exchange 31,131,781 newly-issued shares of common stock of the Registrant. Such shares were then distributed to the shareholders of BFD and BWC respectively on that date.

Deregistration was ordered by the Securities and Exchange Commission on November 23, 2009 for each of BFD and BWC.